                                                               Exhibit (a)(1)(h)


                                 [BROCADE LOGO]


FOR IMMEDIATE RELEASE


BROCADE CONTACTS

MEDIA RELATIONS                       INVESTOR RELATIONS
Fenella Tigner                        Shirley Stacy
Tel: 408.392.6843                     Tel: 408.392.5752
ftigner@brocade.com                   sstacy@brocade.com



            BROCADE ANNOUNCES EMPLOYEE STOCK OPTION EXCHANGE PROGRAM

SAN JOSE, CALIF. -- DECEMBER 9, 2002 -- Brocade Communications Systems, Inc. (Brocade(R)) (Nasdaq: BRCD), the world's leading provider of infrastructure solutions for Storage Area Networks (SANs), announced today that its Board of Directors has approved a voluntary stock option exchange program for Brocade employees.

Under the program, Brocade employees will be offered the opportunity to exchange outstanding stock options with exercise prices equal to or greater than $12.00 per share for new stock options, which will be granted at an exchange ratio determined by the grant date of the original stock option. Employees will receive new stock options in exchange for outstanding stock options at an exchange ratio of either 1 for 1, 1 for 2; or 1 for 3, depending on the grant date of the original stock option. The new stock options will be granted on the first business day that is six months and one day after the cancellation of the exchanged options. Brocade expects the new option grant date to be July 10, 2003.

The exercise price per share of the new options will be the fair market value of Brocade common stock at the close of regular trading on the new option grant date. However, the exercise price to Brocade officers will not be less than 110 percent of the average closing price of Brocade common stock during the exchange offer period. Members of the Brocade Board of Directors who are not employees are not eligible to participate in this program.

Brocade expects there will be no compensation charges as a result of the stock option exchange program. The terms and conditions of the stock option exchange program are contained in a Tender Offer Statement on Schedule TO that Brocade filed with the Securities and Exchange Commission today.


                      BROCADE COMMUNICATIONS SYSTEMS, INC.
                     1745 Technology Dr. San Jose, CA 95110
                          T 408.487.8000 F 408.487.8101
                                 www.brocade.com
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BROCADE ANNOUNCES EMPLOYEE STOCK OPTION EXCHANGE PROGRAM                  PAGE 2


ABOUT BROCADE COMMUNICATIONS SYSTEMS, INC.

Brocade (Nasdaq: BRCD) offers the industry's leading intelligent platform for networking storage. The world's leading systems, applications, and storage vendors have selected Brocade to provide a networking foundation for their SAN solutions. The Brocade SilkWorm(R) family of fabric switches and software is designed to optimize data availability and storage and server resources in the enterprise. Using Brocade solutions, companies can simplify the implementation of storage area networks, reduce the total cost of ownership of data storage environments, and improve network and application efficiency. For more information, visit the Brocade website at www.brocade.com or contact the company at info@brocade.com.

                                       ###

Brocade, the B weave logo and SilkWorm are registered trademarks of Brocade Communications Systems, Inc. or its subsidiaries in the United States or in other countries. All other brands, products, or service names are or may be trademarks or service marks of, and are used to identify, products or services of their respective owners. All products, plans, and dates are subject to change without notice.


IMPORTANT INFORMATION ABOUT FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements, as defined under the Federal securities laws. These forward-looking statements include statements regarding the expected timing of the new option grant date and the accounting consequences of the stock option exchange program. These statements are predictions and involve risks and uncertainties. Actual results may differ materially from those anticipated in these forward-looking statements. These risks include changes in the expected timing of the stock option exchange program, changes in accounting rules, and other risks that are set forth in more detail in the company's Tender Offer Statement on Schedule TO, its Form 10-K for the year ended October 27, 2001 and its Form 10-Q for the quarter ended July 27, 2002. Brocade expressly assumes no obligation to update any such forward-looking statements.